amazon seller central

English Sign in **Sell on Amazon**

This article applies to selling in: **United States**

Changes to the Amazon Services Business Solutions Agreement

We are making changes to the Amazon Services Business Solutions Agreement. These changes will go into effect in 15 days, i.e., November 7, 2020.

The key changes are summarized below:

1. In Section 6.2 of the General Terms, "Amazon store" has been replaced with "Amazon Site".
2. In Section F-3.2 of the Fulfillment by Amazon Service Terms, "You will not deliver to us, and we may refuse to accept, any shipment or Unsuitable Unit" has been replaced with "You will not deliver to us any Unsuitable Unit; we may reject any shipment of Your Products".
3. We are clarifying our Selling Partner API Terms to better explain the data protection rights and responsibilities for Selling Partners who use third-party applications that access data from a Selling Partner's account using any Selling Partner API.
4. The Selling on Amazon Fee Schedule has been updated for accuracy and clarity. There is no change from the rates currently charged.

Your continued use of Selling Services after November 7, 2020, constitutes your acceptance of the updated agreement.

As always, our goal is to help you and all our selling partners continue to succeed with Amazon and grow your businesses around the world. Thank you for being an Amazon Selling Partner.

Related articles

Need more help?

- See more on Seller Central
- Visit Seller Forums